Filed pursuant to Rule 433

September 10, 2015

Relating to

Preliminary Prospectus Supplement dated September 10, 2015 to

Prospectus dated June 15, 2015

Registration Statement No. 333-203948

DANAHER CORPORATION

$500,000,000 1.650% Senior Notes due 2018

$500,000,000 2.400% Senior Notes due 2020

$500,000,000 3.350% Senior Notes due 2025

$500,000,000 4.375% Senior Notes due 2045

Pricing Term Sheet

Issuer:	Danaher Corporation

Aggregate Principal Amount Offered:	$500,000,000 of 1.650% Senior Notes due 2018 (the “2018 Notes”)
$500,000,000 of 2.400% Senior Notes due 2020 (the “2020 Notes”)
$500,000,000 of 3.350% Senior Notes due 2025 (the “2025 Notes”)
$500,000,000 of 4.375% Senior Notes due 2045 (the “2045 Notes” and, together with the 2018 Notes, the 2020 Notes and the 2025 Notes, the “Notes”)

Type of Offering:	SEC registered (No. 333-203948)

Trade Date:	September 10, 2015

Settlement Date (T+3):	September 15, 2015

Maturity Date:	September 15, 2018 for the 2018 Notes
September 15, 2020 for the 2020 Notes
September 15, 2025 for the 2025 Notes
September 15, 2045 for the 2045 Notes

Coupon (Interest Rate):	1.650% per annum for the 2018 Notes
2.400% per annum for the 2020 Notes
3.350% per annum for the 2025 Notes
4.375% per annum for the 2045 Notes

Price to Public (Issue Price):	99.866% of principal amount for the 2018 Notes
99.757% of principal amount for the 2020 Notes
99.857% of principal amount for the 2025 Notes
99.784% of principal amount for the 2045 Notes

Yield to Maturity:	1.696% for the 2018 Notes
2.452% for the 2020 Notes
3.367% for the 2025 Notes
4.388% for the 2045 Notes

Benchmark Treasury:	1.000% due August 15, 2018 for the 2018 Notes
1.375% due August 31, 2020 for the 2020 Notes
2.000% due August 15, 2025 for the 2025 Notes
3.000% due May 15, 2045 for the 2045 Notes

Benchmark Treasury Price and Yield:	99-27 3⁄4, 1.046% for the 2018 Notes
99-05, 1.552% for the 2020 Notes
98-02+, 2.217% for the 2025 Notes
100-07+, 2.988% for the 2045 Notes

Spread to Benchmark Treasury:	T+65 basis points for the 2018 Notes
T+90 basis points for the 2020 Notes
T+115 basis points for the 2025 Notes
T+140 basis points for the 2045 Notes

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on March 15, 2016 for each series of Notes

Record Dates:	March 1 and September 1

Optional Redemption:	Prior to September 15, 2018 in the case of the 2018 Notes (their maturity date), August 15, 2020 in the case of the 2020 Notes (one month prior to their maturity date), June 15, 2025 in the case of the 2025 Notes (three months prior to their maturity date) and March 15, 2045 in the case of the 2045 Notes (six months prior to their maturity date), each series of Notes will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes of such series being redeemed or (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the Notes of such series being redeemed discounted to the redemption date on a semi-annual basis at the Treasury Rate plus (i) 10 basis points in the case of the 2018 Notes, (ii) 15 basis points in the case of the 2020 Notes, (iii) 20 basis points in the case of the 2025 Notes and (iv) 25 basis points in the case of the 2045 Notes, plus in each case accrued interest to, but excluding, the redemption date.

In addition, on or after August 15, 2020 in the case of the 2020 Notes (one month prior to their maturity date), June 15, 2025 in the case of the 2025 Notes (three months prior to their maturity date) and March 15, 2045 in the case of the 2045 Notes (six months prior to their maturity date), each series of Notes will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued interest thereon to, but excluding, the redemption date.

Change of Control Triggering Event:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem a series of Notes, it will be required to make an offer to purchase each series of Notes at a purchase price equal to 101% of the principal amount of the Notes of such series, plus accrued and unpaid interest, if any, to the date of redemption.

Listing:	None

CUSIP/ISIN Numbers:	235851 AN2 / US235851AN21 for the 2018 Notes
235851 AP7 / US235851AP78 for the 2020 Notes
235851 AQ5 / US235851AQ51 for the 2025 Notes
235851 AR3 / US235851AR35 for the 2045 Notes

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Long-term Debt Ratings*:	Moody’s, A2 (Negative Outlook)
S&P, A (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Barclays Capital Inc.
Jefferies LLC
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Barclays Capital Inc. at 1-888-603-5847.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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